EXHIBIT 2.2

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

      This Amendment No. 1, dated January 29, 1998, amends a certain Agreement and Plan of Merger dated as of January 15, 1998 (the "Original Agreement") among SportsLine USA, Inc., a Delaware corporation ("SportsLine"), GolfWeb.Com, Inc., a Delaware corporation and a wholly owned subsidiary of SportsLine ("Merger Sub" and together with SportsLine sometimes herein after referred to as the "SportsLine Companies"), and GolfWeb, a California corporation ("GolfWeb"). Capitalized terms not otherwise defined herein have the respective meanings given them in the Original Agreement.

      WHEREAS, Section 15.4 of the Original Agreement provides in part that the Original Agreement (including the Schedules and Exhibits attached hereto and the Disclosure Letter) may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties; and

      WHEREAS, the undersigned are all the parties to the Original Agreement;

      NOW, THEREFORE, intending to be legally bound, and in consideration of the promises and the mutual covenants and agreements herein contained, SportsLine, Merger Sub and GolfWeb hereby agree as follows:

      1. The second sentence of Section 5.3(a) of the Original Agreement is amended to read in full as follows: "As of the date of this Agreement, 1,352,617 shares of GolfWeb Common, 1,654,500 shares of Series A Preferred, no shares of Series A1 Preferred, 1,775,000 shares of Series B Preferred, no shares of Series B1 Preferred and 1,701,898 shares of Series C Preferred were issued and outstanding; after giving effect to the transactions contemplated by the Stock Conversion Agreement of even date herewith among certain shareholders of GolfWeb a copy of which has been provided to SportsLine (the "Conversion Agreement"), and assuming (i) no other conversions, issuances, repurchases, exchanges, stock splits, stock dividends or other transactions affecting the GolfWeb Stock, and
(ii) no exercise of any Currently Outstanding Options or Currently Outstanding Warrants, immediately prior to the Effective Time, there will be issued and outstanding 3,848,264 shares of GolfWeb Common, 4,500 shares of Series A Preferred, no shares of Series A1 Preferred, 1,376,237 shares of Series B Preferred, no shares of Series B1 Preferred and 1,255,014 shares of Series C Preferred."

      2. Section 8.13 of the Original Agreement is amended to read in full as follows: "The Dissenting Shares, together with the shares held by holders of GolfWeb Stock who, as of the Closing Date, have not yet consented to the Merger, shall not constitute more than (a) 1% of the total number of shares of GolfWeb Common outstanding as of the date of this Agreement and (b) 0.1% of the total number of shares of Series A Preferred outstanding on the date of this

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Agreement; and the holders of all of the Series B Preferred and Series C
Preferred outstanding immediately prior to the Effective Time shall have consented to the Merger."

      3. The Disclosure Letter is amended to add the attached Schedule
5.3(a)-2.

      4. Paragraph 5.3(b) of the Disclosure Letter is amended by adding: "The Conversion Agreement."

      5. Paragraph 5.10 of the Disclosure Letter is amended by adding: "GolfWeb has not complied with California Civil Code Section 1812.600 et seq. with respect to its on-line auction."

      6. Schedule 5.16A of the Disclosure Schedule is amended to add "Confidentiality Agreement dated October 28, 1997 between GolfWeb and Golf.com L.L.C." and "Letter of Intent and Terms Outline dated October 22, 1997 between GolfWeb and Golf.com L.L.C."

Except as modified by this Amendment, the terms of the Original Agreement remain in full force and effect.

                                    SportsLine USA, Inc.

                                    By:/s/ MICHAEL LEVY
                                       ---------------------------------
                                           Michael Levy
                                           President and Chief Executive Officer

                                    GolfWeb.Com, Inc.

                                    By:/s/ MICHAEL LEVY
                                       ---------------------------------
                                           Michael Levy
                                           President

                                    GolfWeb

                                    By:/s/ BRENT KNUDSEN
                                       ---------------------------------
                                           Brent Knudsen,
                                           President and Chief Executive Officer